Exhibit p.16

PART I: CODE OF ETHICS - CORE PRINCIPLES

1.	FIDUCIARY OBLIGATION TO CLIENTS; CONFLICTS OF INTEREST

The Company and its employees owe a fiduciary obligation to all clients of the Company. The current clients of the Company include the Endeavour funds managed by the Company (the “Endeavour Funds”). You must always place the interests of clients of the Company before your own interests or the interests of the Company. You may not cause a client account to take any action, or not to take any action, for your personal benefit, and not for the sole benefit of the client. You must report any actual or potential conflict of interest involving you or a family member to the CCO so that the CCO can determine whether or not a transaction may proceed, and whether the conflict must be disclosed to the client.

On occasion, the interests of different clients may conflict with each other. For example, one client may own an interest in the senior secured debt of a portfolio company and another client may own an interest in the junior debt or equity of the same portfolio company. In deciding how to act on behalf of each client, the Company should always act solely in the best interests of the affected client, and the vote should not be changed or influenced by the best interests of the Company or any other client of the Company, or any employee, principal or affiliate of the Company. For example, in deciding whether or not to vote securities or debt held by a particular client in favor of a restructuring, the Company should always vote the securities or debt in the manner that would benefit that client, even though the vote might adversely affect the interests of another client or the Company. Any action to vote securities in any such situation in which different clients own different interests in the same issuer should be discussed in advance with and approved by either the CCO or the Principal Investment Officers.

Responsible Person: All Personnel.

2.	INSIDER TRADING

A.	Introduction

Trading securities (including equity and debt securities and derivative instruments) either personally or on behalf of others while in the possession of material, non-public information or improperly communicating that information to others is referred to as INSIDER TRADING.

INSIDER TRADING IS ABSOLUTELY FORBIDDEN

You may face severe penalties if you trade securities while in possession of material, non-public information, or if you improperly communicate non-public information to others. The consequences to you of illegal insider trading may include, but are not limited to:

•	Termination of your employment.

•	Criminal sanctions which may include a fine of up to $1,000,000 and/or up to ten years imprisonment.

•	The SEC can recover your profits gained or losses avoided through illegal trading, and a penalty of up to three times the profit from the illegal trades.

•	The SEC may issue an order permanently barring you from the securities industry.

•	You may be sued by investors seeking to recover damages for insider trading violations.

Insider trading laws also provide for penalties for “controlling persons” of individuals who commit insider trading. Accordingly, under certain circumstances, a supervisor of an employee who is found liable for insider trading may also be subject to penalties.

The Company could be subject to the following penalties in the event an employee is found liable for insider trading:

•	Civil penalties of up to the greater of $1 million or three times the amount of profits gained or losses avoided by an employee;

•	Criminal fines of up to $2.5 million per violation; and

•	Restrictions on the Company’s ability to conduct certain of its business activities.

The law of insider trading is continuously changing. You may legitimately be uncertain about the application of the rules contained in this Manual in a particular circumstance. You should notify the CCO immediately if you have any reason to believe that a violation of this Manual has occurred or is about to occur, or if you have any questions with respect to the issue.

B.	Prohibition Against Insider Trading

You may not trade, personally or on behalf of others (such as investment funds and client accounts managed by the Company), while in possession of material, non-public information.

You should not communicate material, non-public information to anyone except individuals who are entitled to receive the information in connection with the performance of their responsibilities for the Company.

If you have any question as to whether or not you can disclose non-public information to any other person, you should promptly contact the CCO.

1.	What is Material Information?

Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. For example, information that the Company is considering whether to buy or sell a publicly traded security of another company or is going to make a trade or has just made a trade of that security should be treated as material information.

Common examples of information that will frequently be regarded as material are: projections of future earnings or losses; current financial performance; news of a pending or proposed merger, acquisition or tender offer; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in management; material litigation; significant new products or discoveries; impending bankruptcy or financial liquidity problems; and the gain or loss of a substantial customer or supplier. Either positive or negative information may be material.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be considered material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal’s “Heard on the Street” column.

No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. If you are uncertain whether or not certain information is material, you should promptly contact the CCO.

2.	What is Nonpublic Information?

Non-public information is information that is not generally available to the investing public. Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape,” The Wall Street Journal or some other publication of general circulation.

If the information is not available in the general media or in a public filing, it should be treated as non-public. If you are uncertain whether or not information is non-public, you should promptly contact the CCO.

3.	Identifying Inside Information

Before executing any trade for yourself or others, including investment funds and client accounts, you must determine whether you have access to material, non-public information. If you think that you might have access to material, non-public information, you should take the following steps:

•	Report the information and proposed trade immediately to the CCO.

•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds and client accounts.

•	Do not communicate the information inside or outside the Company, other than to the CCO or as otherwise directed by the CCO such as to the Company’s legal counsel.

•	After the CCO has reviewed the issue, the Company will determine whether the information is material and non-public and, if so, what action, if any, the Company should take.

You should contact the CCO before taking any action. This degree of caution is necessary to protect you, your clients and the Company.

4.	Contacts with Public Companies

Contacts with public companies represent an important part of our research efforts. The Company may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.

You must be especially alert to sensitive information. However, you may generally consider information received directly from a company representative to be public information unless you know or have reason to believe that such information is not generally available to the investing public. Information you receive from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD.

Difficult legal issues arise, however, when, in the course of contacts with public companies, you become aware of material, non-public information. This could happen, for example, if a company’s CFO prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Company must make a judgment as to its further conduct. To protect yourself, your clients and the Company, you should promptly contact the CCO immediately if you believe that you may have received material, non-public information.

Although it is not always possible to prevent the receipt of material non-public information, employees should, to the extent possible, take precautions to ensure that such receipt will not restrict the Company’s trading strategies. Precautions should include determining the impact to the Company’s existing position in the relevant issuer (if any) and whether the Company may transact in such issuer’s securities in the future. Prior to meetings or contacts with representatives of an issuer that are not open generally to the investment community, consider whether you should notify the other participants that you do not wish to receive any non-public information.

5.	Prior Approval of Confidentiality and Non-Disclosure Agreements

The Company may enter into confidentiality agreements with issuers or their representatives relating to the evaluation of a potential transaction in an issuer’s securities or debt. The CCO or Principal Investment Officers must approve all confidentiality agreements prior to execution. Confidentiality agreements generally require the Company to maintain information received from an issuer in confidence, but may also contain other provisions such as standstill agreements, restrictions on use of the information or a requirement to destroy or return such information. Employees should be particularly sensitive to information they receive pursuant to a confidentiality agreement as such information is likely to be material non-public information. Employees should also be knowledgeable regarding any restrictions or representations with respect to such information contained in a confidentiality agreement so as to avoid a breach of the agreement. If you are uncertain as to your rights and obligations under a confidentiality agreement, please contact the CCO.

6.	Reporting Contacts with Insiders on Company Calendar

In order to permit the CCO to better monitor contacts between the Company and corporate insiders, the CCO or his designee will maintain a record of all meetings or telephone calls between any portfolio manager or analyst of the Company and any member of management or director of a public company (other than contacts solely for scheduling purposes or purely social contacts at which no business matter is discussed). Each portfolio manager or analyst must notify the CCO or his designee of any such meetings or telephone calls, either in a written notice on such form as shall be specified by the CCO or by recording the meeting or call in the Company’s Outlook calendar.

7.	Access to Restricted Web Sites

The prior approval of the CCO must be obtained before any employee accesses any restricted portion of any restricted web site (such as Intralinks, Syndtrak, or Debt Domain) that contains non-public information about a portfolio company. This restriction will not apply to access to portions of those web sites that are used to communicate publicly available information

8.	Rumors

While repeating rumors may not be illegal, creating or spreading a rumor that is known to be untrue with the intent of affecting the market price of a security could constitute an unlawful attempt to manipulate market prices and should be avoided at all times.

9.	Restricted Security List

The Company may from time to time establish a restricted list (the “Restricted Security List”) that includes the names of issuers whose securities are subject to a complete ban on sales or purchases because the Company has knowledge of, or is in a position to receive, material non-public information regarding the issuer as a result of a special relationship between the Company or an officer, director or employee and the company. Employees of the Company are not allowed to trade or invest in any names on the Restricted Security List without the prior consent of the CCO. If an officer, director or employee of the Company already holds a security that is on the Restricted Security List, such person must continue to hold and may not execute any buy or sell orders for the relevant security until such security is removed from the Restricted Security List. The CCO will maintain a record of all securities on the Restricted List from time to time. All employees are responsible for knowing the contents of the Restricted Security List prior to effecting or soliciting a transaction in a security. Any employee who consults the Restricted Security List is prohibited from disclosing the securities listed in the Restricted Security List to non-employees of the Company.

10.	Consultants

Employees of the Company may wish to engage the services of a third-party research consultant (a “Consulting Service”) to assist in their research efforts. Generally, such Consulting Services provide access to experts (each a “Consultant”) across a variety of industries and disciplines. Employees must be especially alert to the potential for access to sensitive information during such contacts.

Prior to an employee’s initial contact with any Consulting Service, the employee must meet with the CCO to discuss the Company’s policies and procedures with respect to Consulting Services. Additionally, any contacts with a new Consultant must be pre-approved by the CCO. An employee may not consult with a Consultant who currently works for a public company that the employee covers for the Company without the prior approval of the CCO.

Employees must make it clear to the Consultant that the Company is an investment firm, that the Company may use information that they provide in connection with an investment and that they do not wish to obtain material non-public information regarding any company. Employees may not discuss any company (public or private) with which a Consultant is affiliated, including but not limited to as a director, trustee, officer, employee or any other known affiliation that may result in the Consultant’s receipt of material non-public information. Employees must be knowledgeable about any such affiliation of the Consultant (by reading the Consultant’s biography, confirming with the Consultant directly, etc.) to avoid any improper discussions and make it clear to the Consultant that they do not wish to obtain any information regarding such affiliated companies.

11.	Tender Offers

Tender Offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention. Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either. You should exercise particular caution any time you become aware of non-public information relating to a tender offer.

Responsible Person: Refer all questions to the CCO.

PART IV: CODE OF ETHICS - EMPLOYEE RULES AND CONDUCT

16.	PERSONAL SECURITIES TRADING - RESTRICTIONS

The Company has adopted the following policies with respect to personal securities transactions by employees and related accounts designed to prevent front-running, scalping, and the misuse of inside information by the Company and its employees. These policies adhere strictly to sound business principles, industry practices and high ethical standards. Our policies are intended to ensure full conformity with the laws, rules and regulations of all governmental bodies and self-regulatory organizations that monitor our business activities.

A.	General Principles

The Company has adopted the following principles governing personal investment activities by Company personnel:

•	The interests of the Endeavour Funds and client accounts are paramount.

•	All personal securities transactions will be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

•	Company personnel should not take inappropriate advantage of their positions.

Accordingly, all employees of the Company who have access to information regarding an Endeavour Fund securities transactions, or who are involved in determining which securities will be purchased or sold with respect to the Endeavour Funds, (collectively “Access Persons”) are required to report their securities holdings and transactions in securities in which they have beneficial ownership. It is the Company’s policy that no Access Person (or his or her immediate family members, as defined in this policy) shall buy or sell any security for his or her own account or for an account in which he or she has, or as a result of the transaction acquires, any direct or indirect beneficial ownership (referred to herein as a “personal transaction”) unless:

•	Prior authorization of the transaction has been obtained; and

•	The transaction is reported in writing to the CCO in accordance with the requirements below.

The term “security” includes any stock (whether publicly traded, restricted, or issued by a non-publicly held entity), warrant, spin-off, conversion, option, bond (excluding municipal bonds), debenture or derivative instrument. Any employee who purchases or sells virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of an initial coin offering (“ICO”), should consult with the CCO as to whether such coins or tokens would be considered securities for purposes of this policy. If the CCO determines, based on the structure of the ICO and relevant SEC guidance, that such coins or tokens should be considered securities, the coins or tokens will be considered reportable securities for purposes of this policy. In addition, any trades in commodities or futures are also treated as securities and, therefore, are subject to the requirements set forth in this Manual.

B.	Restrictions and Limitations on Personal Securities Transactions

You may not use confidential or proprietary information, obtained in the course of your employment with the Company, for your personal investment purposes, for your personal gain, and you may not share such information with others for their personal benefit. The following restrictions and limitations govern investments and personal securities transactions by all Access Persons (and their family members):

1.	Prohibition on 30 Day Short-Term Trading

Securities (other than ETFs and exempt securities listed in 17A3 below) purchased may not be sold at a profit until at least 30 days after the purchase trade date. Securities sold short (short sales) may not be repurchased at a lower price until at least 30 days after the initial sale trade date.

2.	Prohibition on Participation in IPOs

No Access Person may acquire any security in an Initial Public Offering (IPO).

3.	Special Permission Required for Private Placements

Private placements of any kind (including limited partnership investments, hedge funds, and venture capital investments) may only be acquired with special permission of the CCO and, if approved, will be subject to continuous monitoring for possible future conflict. A request for approval of a private placement should generally be submitted at least one week in advance of the proposed date of investment. The CCO will keep a copy of the offering materials for any private placement that has or could have any relationship with, or potential impact on, any trading activity for any client account.

4.	Restricted Security List

The Company may from time to time establish a Restricted Security List that includes all securities where we have, or are in a position to receive, material non-public information about a company as a result of a special relationship between the Company or an Access Person and the company. Access Persons of the Company are not allowed to trade or invest in any names on the Restricted Security List without the prior written consent of the CCO.

5.	Front-Running and Scalping

Trading while in possession of information concerning the Company’s trades is called front-running or scalping, and is prohibited by the Company’s insider trading rules, and may also violate federal law. The terms “front-running” and “scalping” are sometimes used interchangeably in industry literature and by the SEC.

Front running is making a trade in the same direction as the Company or a client just before the Company or client makes its trade, for example, buying a security just before the Company buys that security, or selling just before the Company sells that security.

Scalping is making a trade in the opposite direction just after a trade by the Company or a client, for example, buying a security just after the Company stops selling such security, or selling just after the Company stops buying such security.

6.	Further Restrictions on Trading in a Security Bought or Sold for any Endeavour Fund or Company Managed Account

No purchase or sale transactions may be made in any security by any employee for a period of seven (7) days before or after that security is bought or sold by any Endeavour Fund or Company managed account. Any transactions by a portfolio manager (or research or trading person reporting to a portfolio manager) in violation of this seven-day trading restriction will be required to be reversed and any resulting profits will be subject to disgorgement.

The Company will not bear any losses resulting in your personal account due to the restrictions and procedures set forth in the Manual.

Important: The CCO will monitor all transactions by all employees in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Manual, including a pattern of front-running or other inappropriate behavior.

C.	Restrictions on Disclosures

You may not disclose any non-public information (whether or not it is material) relating to the Company or securities transactions on behalf of any Endeavour Fund or Company managed account to any person outside the Company (unless such disclosure has been authorized by the Company). You may not communicate material, non-public information to anyone, including persons within the Company, except as permitted by this Manual. All such information must be dealt with in a secure and confidential manner. For example, access to files containing material, non-public information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential disclosure).

D.	Review

The CCO will review and consider any appropriate request for relief or exemption from any restriction, limitation or procedure contained in this Manual which you believe will cause you a material hardship. Any decision of the CCO is completely within his discretion.

Responsible Person: CCO

17.	PERSONAL SECURITIES TRADING – PRIOR APPROVAL AND REPORTS

A.	Advance Clearance Requirement

1.	Procedures

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From Whom Obtained. You must obtain advance clearance for all personal securities transactions from the CCO or the Principal Investment Officers. Transactions by the CCO must be approved by the Principal Investment Officers.

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Time of Clearance. All approved securities transactions must take place on the same day or the next business day that the advance clearance is obtained. If the transaction is not completed on the date of clearance or the next business day, a new clearance must be obtained, including one for any uncompleted portion of the proposed transaction. Post-approval is not permitted.

•	It is your responsibility to arrange for the broker-dealer to send duplicate confirmations of such trades and quarterly brokerage statements to the CCO.

•	Form. Clearance must be obtained by completing and signing the Personal Securities Transaction Approval Form attached as Annex A and obtaining the signature of the CCO.

2.	Factors Considered in Clearance of Personal Transactions

The CCO in keeping with the general principles and objectives of this Manual, may refuse to grant clearance of a personal securities transaction without being required to specify any reason for the refusal. Generally, the CCO will consider the following factors in determining whether or not to clear a proposed transaction:

•	Whether the amount or the nature of the transaction or person making it is likely to affect the price or market of the security.

•	Whether the individual making the proposed purchase or sale is likely to benefit from purchases or sales being made or considered on behalf of any account managed by the Company.

•	Whether the transaction is voluntary.

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Important: The CCO monitors all transactions by all employees in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Manual, including a pattern of front-running or other inappropriate behavior.

3.	Exempt Securities

The securities listed below are exempt from the above advance clearance requirement and the quarterly and annual reporting requirements described below. Therefore, it is not necessary to obtain advance clearance for personal transactions in any of the following securities nor is it necessary to report such securities in the quarterly transaction reports or annual securities holdings list:

•	U.S. government direct obligations;

•	Bank certificates of deposit;

•	Bankers’ acceptances;

•	Commercial paper;

•	Repurchase agreements;

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Other high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization such as Moody’s, Standard and Poor’s, or Fitch, or which is unrated but is of comparable quality); and

•	Shares of money market funds and unaffiliated other open-end investment companies (mutual funds).

4.	Accounts Covered

You must obtain advance clearance for any personal transaction in a security if you have, or as a result of the transaction will acquire, any direct or indirect beneficial ownership in the security.

The term “beneficial ownership” is defined by rules of the SEC. Generally, you are deemed to have beneficial ownership of securities held in the name of:

•	your husband, wife or a minor child;

•	a relative (including in-laws, step-children, or step-parents) sharing the same house;

•	anyone else if you:

•	obtain benefits substantially equivalent to ownership of the securities; or

•	can obtain ownership of the securities immediately or at some future time.

5.	Exemption from Clearance Requirement

Clearance is not required with respect to any transaction in any one exchange traded fund (ETF) involving less than $20,000 per day. However, all such trading is subject to the quarterly and annual reporting requirements described below.

Automatic dividend reinvestment plan investments (DRIPs) for stock in publicly traded companies are exempt from both the advance clearance requirement and the quarterly reporting requirement; however, DRIP acquisitions should be reported on an annual basis.

Clearance is not required for any account over which you have no direct or indirect influence or control. However, you must report the existence of such an account to the CCO by completing the Clearance Exemption Certification (attached as Annex G), and subsequently provide annual certifications on the same form. For any account over which you claim to have no direct or indirect influence or control, you must certify that you have not (i) suggested or directed investments to the trustee or manager of the account, or (ii) consulted with such trustee or manager as to particular investments. The CCO has the authority to request further information and documentation from you regarding any account over which you claim to have no direct or indirect influence or control.

B.	Holdings and Transactions Reports

1.	Transactions and Accounts Covered

You must file initial and annual holdings report with the CCO. You must report all personal transactions in any account for which advance clearance is required to the CCO in the next quarterly transaction report after the transaction is effected.

You must file a report even if you made no purchases or sales of securities during the period covered by the report.

2.	Time of Reporting

You must file a holdings report within 10 days after you first become an Access Person. The information must be current as of the date you become an Access Person. You must update the report within 20 days after the end of each year, and the information must be current as of a date no more than 30 days prior to the date you submit each report.

You must file periodic reports of personal transactions within 10 days after the end of each calendar quarter. Reports are due on the 10th day of January, April, July and October. The January report must also include an annual listing of all non-exempt securities holdings as of December 31 of the preceding year (a current listing will also be required upon the effectiveness of this Manual). New employees must provide a listing of all non-exempt securities holdings as of the date of commencement of employment.

3.	Form of Reporting

A sample copy of the holdings report is attached as Annex B. A copy of the periodic transaction form is attached as Annex C.

4.	Responsibility to Report

The responsibility for taking the initiative to report is imposed on each individual required to make a report. Any effort by the CCO to facilitate the reporting process does not change or alter that responsibility.

5.	Where to File Report

All reports must be filed with the CCO.

Responsible Person: CCO

18.	CONFLICTS OF INTEREST; GIFTS

A.	Conflicts of Interest and Prohibited Activities

It is a violation of your duty of loyalty to the Company, without the prior written consent of the CCO, to:

•	rebate, directly or indirectly, to any person, firm or corporation any part of the compensation you receive from the Company as an employee;

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accept, directly or indirectly, from any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a client account;

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own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly owned.

All material potential conflicts of interest identified by the CCO will be notified to and reviewed by the Compliance Committee consisting of the CCO and the Principal Investment Officers.

B.	Gifts and Entertainment

The Company recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with the Company. Subject to the guidelines below, employees are permitted, on occasion, to accept gifts and invitations to attend entertainment events. However, employees should always act in the best interests of the Company and its clients and should avoid any activity that might create an actual or perceived conflict of interest or impropriety in the course of the Company’s business relationships. Employees should not accept any gifts or entertainment invitations that have the likelihood of influencing their decisions regarding the business transactions involving the Company. Employees should contact the CCO to discuss any offered activity or gift that may create such a conflict. The Company reserves the right to prohibit the acceptance or retention of a gift or offer of entertainment, regardless of value, as it may determine in its sole discretion.

Entertainment may include such events as meals, shows, concerts, theatre events, sporting events or similar types of entertainment. “Entertainment” also includes in-town and out-of-town trips and seminars where the service provider or counterparty offers to pay for items such as lodging, airfare, meals and/or event expenses. For the purposes hereof, a gift will be deemed to be of significant value if it exceeds $200 per gift from any person or entity doing business or seeking to do business with the Company and an entertainment event will be deemed to be of significant value if it exceeds $500 per event (including any related transportation, lodging or other services provided) from any such person or entity. An entertainment event will only be deemed to be entertainment if a representative of the service provider or counterparty is also attending the event (otherwise, it will be deemed to be a gift). No gift or entertainment may be accepted or given, however, regardless of value, that has the likelihood of influencing, any business decision or relationship of the Company.

The Company has adopted the following principles and procedures governing gifts and entertainment:

•	Any gifts or entertainment of significant value (as defined above) offered from an existing or prospective firm service provider or counterparty must be approved by the CCO;

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Employees may not accept more than two gifts or attend more than two entertainment events per calendar quarter, regardless of value, given or sponsored by the same person or entity without approval from the CCO;

•	Employees may not request or solicit gifts or particular entertainment events;

•	No gift of cash or cash equivalents may be accepted; and

•	Items such as pens, coffee mugs or clothing items with a counterparty’s logo are excluded.

Responsible Person: CCO

19.	POLITICAL CONTRIBUTIONS (“PAY TO PLAY”)

Rule 206(4)-5 under the Advisers Act prohibits practices commonly known as “pay to play,” where an investment adviser or its employees directly or indirectly make contributions or other payments to public officials with the intent of generating investment advisory business.

1.	Definitions

For purposes of the following section:

A “Contribution” includes any gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election to an elective office. A Contribution includes, without limitation, payment of campaign debts and payment of transition or inaugural expenses.

A “Government Official” means any candidate for elective office or incumbent holding elective office if the office holder (i) is directly or indirectly responsible for, or can influence the hiring of, an investment adviser by a government entity or (ii) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the hiring of, an investment adviser by a Government Entity.

A “Government Entity” means any U.S. state or political subdivision of a U.S. state, including its agencies, authorities, instrumentalities, plans, programs and pools of assets. For the avoidance of doubt, Government Entities include all pension plans and collective government funds, including participant-directed plans such as 403(b), 457 and 529 plans.

2.	General Principles

Except as provided below, no employee shall without the prior approval of the CCO:

•	make any Contribution to any Government Official

•	make any Contribution to a candidate for federal elective office or an incumbent holding federal elective office; or

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coordinate, or solicit any third party to make, any Contribution to a Government Official unless such third party is a broker-dealer or investment adviser registered with the SEC and, in the case of a broker-dealer, is subject to the rules of a self-regulatory organization, such as the Financial Industry Regulatory Authority (“FINRA”).

If an employee desires to make a Contribution, or to coordinate or solicit any third party to make any Contribution to, or for the benefit of or at the request of, any Government Official, then the employee must submit a written request to the CCO (on a form specified by the CCO) that includes:

•	The amount of the proposed Contribution;

•	The Government Official to whom such Contribution or on whose behalf such coordination or solicitation is proposed to be made;

•	If applicable, the elective or appointed office or other government position that such Government Official occupies at the time of the proposed Contribution, coordination or solicitation;

•	If applicable, the elective or appointed office or other government position sought by such Government Official at the time of the proposed Contribution, coordination or solicitation;

•	If applicable, the person who has requested that such employee make the proposed Contribution or engage in such coordination or solicitation;

•	The form of the proposed Contribution, coordination or solicitation, as the case may be; and

•	A brief description of the reason for the Contribution, coordination or solicitation and any other relevant facts or circumstances.

Employees are not required to submit a written request to the CCO before making:

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Donations of their time to a Government Official, provided that (i) the Company did not tell them to volunteer their time; (ii) the Company’s resources are not used and (iii) the employee’s campaign activities do not otherwise take place during business hours;

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Payments to political action committees (“PACs”), political parties or charities (provided that such payments are not being used as an indirect means to “channel” the contribution to a Government Official); or

•	Contributions of $350 or less per election to a candidate for whom they can vote and $150 or less per election to a candidate for whom they cannot vote.

Employees are also prohibited from doing anything indirectly that, if done directly, would result in a violation of Rule 206(4)-5. Examples of such activities include a spouse making a Contribution that the employee spouse could not make him or herself.

3.	Two Year “Time Out”

If an employee that is a “Covered Associate” makes a Contribution to a Government Official, then the Company may not receive compensation in connection with providing advisory services to the applicable Government Entity for two years after the date of such Contribution. If the Government Entity is an existing client in an Endeavour Fund, then the Company must waive or rebate any fees otherwise payable by the Government Entity to the Company for two years or, alternatively, redeem the Government Entity’s interest in the Endeavour Fund or permit the Government entity to withdraw from the Endeavour Fund. A “Covered Associate” for purposes of Rule 206(4)-5 means (i) any managing member or executive officer of the Company; (ii) any employee whose job duties include the solicitation of any Government Entity on behalf of the Company (including any consultant or independent contractor hired by the Company who solicits a Government Entity on behalf of the Company) and any person who directly or indirectly supervises them and (iii) any PAC controlled by the Company or another Covered Associate. Employees performing administrative or advisory services that do not involve solicitation are not Covered Associates.

The two-year “time out” resulting from a Covered Associate making a Contribution will continue to apply even if the Covered Associate is no longer employed by the Company. Furthermore, prior Contributions follow an individual if he or she subsequently becomes a Covered Associate of the Company (including a non-Covered Associate employee of the Company who is promoted to a Covered Associate position). When hiring Covered Associates or promoting employees to Covered Associate positions, the Company shall require disclosure of such Covered Associates’ prior campaign contributions.

The Company can ask the SEC to waive a “time out” if (i) the Company discovers the Contribution after it occurs and (ii) the “time out” is unnecessary to achieve the intended purpose of Rule 206(4)-5 (e.g., if a disgruntled ex-employee of the Company makes a Contribution triggering a time out on his or her way out the door).

The Company may also avoid a “time out” if (i) the Contribution is discovered within four months and returned within 60 days after discovery, and (ii) the Contribution did not exceed $350. This “self-help” option is limited to no more than two Contributions per calendar year and to no more than one returned Contribution per Covered Associate, regardless of the time period.

4.	Recordkeeping

At all times that the Company is providing advisory services to Government Entities, it is required, pursuant to Rule 206(4)-5, to keep records of:

•

All direct and indirect Contributions made by the Company or any of its employees to Government Officials and payments to state and local political parties and PACs. Contributions and payments must be listed in chronological order, identifying the contributor and recipient and the date and amount of each Contribution;

•	A list of the names, titles and business and residential addresses of all Covered Associates.

•	A list of the Government Entities to which it provides or has provided advisory services during the past five years; and

•	A list of the names and business addresses of each regulated person retained by the Company to solicit investment advisory business from Government Entities.

5.	Other Regulations

Various states, local governments and individual public pension plans have passed legislation, issued regulations or promulgated policies prohibiting or restricting the use of finders or solicitors to solicit public pension plans and/or requiring extensive disclosure with respect to campaign contributions. New York City, the State of California and other jurisdictions have laws requiring persons offering investment services to public pension plans in those jurisdictions, including third-party placement agents, and in some cases advisers and their employees who are seeking such investments, to register as lobbyists and make periodic filings with regulatory authorities. In addition, they may be subject to limitations on the receipt of contingent compensation. If the Company is seeking to manage assets for any such public agency it will first investigate any relevant limitations on prohibitions on its accounting activities associated with such initiative. Rule 206(4)-5 does not preempt any regulation at the state, local or plan-specific level and the Company will adhere to the most restrictive approach in order to comply with all finder/solicitor and political contribution regulations. These requirements may change over time. As a result, the Company will monitor state, local and plan-specific regulations that will need to be followed.

Responsible Person: CCO

20.	PAYMENTS TO FOREIGN GOVERNMENT OFFICIALS (FCPA)

The Company and its employees are required to comply with all applicable anti- bribery laws, regulations and guidelines issued by the government and/or self-regulatory organizations in the countries in which it operates, including the Foreign Corrupt Practices Act of 1977 (“FCPA”). Likewise, many countries in which the Company operates are signatories to the Organization of Economic Cooperation and Development’s Convention of Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Conventions”). The Company prohibits any of its employees from making any corrupt payment to improperly obtain or retain business anywhere in the world.

1.	Definitions

For purposes of the following section:

•	A “Government Official” is defined to include:

•

An officer or employee of a government, including its departments, agencies, instrumentalities and government- or state-owned or controlled companies (for the avoidance of doubt, an entity is “owned” or “controlled” by the government if (i) the government owns more than 50% of the entity; or (ii) the government exercises control over the entity);

•	Any person acting in an official capacity for or on behalf of any government, government entity or public international organization;

•	An officer or employee of an international organization;

•	An officer or employee of a political party or any party official; or

•	Any candidate for political office.

•	A “Third Party” is defined to include:

•	Parties that the Company engages as a business partner or agent and who may interact with a Government Official on behalf of the Company (e.g., finders and consultants); and

•	Entities in which the Company takes an ownership or non-passive ownership interest.

2.	General Principles

Without the prior review and written approval of the CCO, an employee shall not pay or give, offer to pay or give, or promise or authorize anything of value to a Government Official to obtain or retain business, or otherwise secure an improper advantage. The term “anything of value” is broadly construed by regulatory authorities. For example, the following have been deemed to be things of value:

•	Payment for travel or entertainment for Government Officials not directly related to the promotion, demonstration or explanation of products or services;

•	Payment for travel or entertainment for Government Officials not directly related to the execution or performance of a contract with a government or agency thereof;

•	Payment for travel or entertainment for family members or associates of Government Officials;

•	Lavish gifts for Government Officials, their family members or associates;

•	Payment for medical expenses for Government Officials, their family members or associates;

•	Offers of employment, including internships, to Government Officials, their family members or associates; and

•	Contributions to a charity affiliated with or sponsored by Government Officials, their family members or associates.

An employee is permitted to make or give:

•

Payments for travel and entertainment of a Government Official if the payment is directly related to the promotion, demonstration or explanation of the Company’s products and services, provided that the payment is not lavish or frequent and is consistent with the local laws of the Government Official;

•	Gifts that are nominal in value and which are customary, in type and value, in the Government Official’s country.

3.	Third Parties

Indirect payments and/or offers to make payments of anything of value to a Government Official through a Third Party are strictly prohibited. The Company and its employees must consider carefully whether there is a risk that a Third Party will engage in conduct that violates applicable anti-bribery laws and regulations; this includes conducting background or due diligence checks on the Third Party; as appropriate. To the extent the Company determines to go forward with a Third Party relationship, the following provisions should be incorporated into relevant agreements or other documents setting forth the Third Party’s responsibilities:

•

A warranty that the Third Party will not pay or give, offer to pay or give, promise or authorize anything of value to a Government Official to obtain or retain business, or otherwise secure an improper advantage; and

•	A provision permitting the Company to terminate the agreement without compensation if the Third Party engages in bribery.

4.	Recordkeeping

All payments of any kind to Government Officials must be accurately recorded in the Company’s books and records as required by the Foreign Corrupt Practices Act.

Responsible Person: CCO

21.	OUTSIDE ACTIVITIES

You must obtain prior approval from the CCO (on a form specified by the CCO) of any outside activity which involves:

•	a time commitment which would prevent you from performing your duties for the Company,

•	your active participation in any business in the financial services industry or otherwise in competition with the Company,

•	teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances, or

•	your serving as an employee, officer, director or consultant in any private business, charitable organization or non-profit organization.

An outside activity may never:

•	present a substantial risk of confusing clients or the public as to the capacity in which the employee is acting;

•	pose a reputation risk for the Company;

•	inappropriately influence an employee’s business dealings or otherwise create a conflict of interest vis-à-vis the interests of the Company or its clients; or

•	involve use of the Company’s or a client’s proprietary information.

Nothing is in the foregoing restrictions is intended to prohibit employees from engaging in communications about wages, hours and other terms and conditions of employment at the Company.

You may not serve on the board of any company whose securities are publicly traded, or of any company in which the Company or any client account owns securities, without the prior approval of the CCO. If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for a client account managed by the Company concerning the company in question.

The CCO may require further information concerning any outside activity for which you request approval, including the number of hours involved and the compensation to be received.

Responsible Person: CCO

22.	CONFIDENTIAL INFORMATION; PRIVACY

The protection of confidential business and client information is vital to the interests and the success of the Company. You may not disclose to third parties, or use for an unethical or improper purpose or for your own personal benefit, any information regarding:

•	advice by the Company to its clients,

•	securities or other investment positions held by the Company or its clients,

•	transactions on behalf of the Company or its clients,

•	the name, address, social security number, or other personal identification information of clients,

•	personal financial information of clients, such as annual income, net worth or account information,

•	investment and trading systems, models, processes and techniques used by the Company,

•

Company business records, business strategies, pricing, products and services that are being developed, financial performance, results or prospects, and any nonpublic business information provided by a third party with the expectation or contractual agreement that the business information will be kept confidential and used solely for the business purpose for which it was conveyed, client files, client agreements, supplier agreements, leases, software, licenses, other business agreements, computer files containing confidential business information, business plans, analyses, or

•	any other confidential business information of the Company or non-public information or data furnished to you by any client in connection with the business of the Company or such client.

Employees are further required to ensure the security and confidentiality of the Company’s clients’ personal information. To this end, confidential information regarding the Company’s clients must be held in the strictest confidence. It is to be used solely for the Company’s purposes and not as a basis for personal gain or casual discussion. Except for normal course of work duties, no client information is to be transmitted to persons outside the Company, including family and associates, or even others within the Company who do not need to know such information to perform their duties. Disclosing confidential client information to persons not entitled to such information and/or assisting others in gaining unauthorized access to the Company’s client records or information are direct violations of this policy, as well as established law.

With respect to employees who have access to the Company’s personnel information (which includes but is not limited to identities, capacities, ranking, salaries, benefits and other compensation and personnel files), these employees are permitted to use the personnel information in connection with their job duties and for other lawful purposes related to their wages, hours and working conditions and are prohibited from disclosing this information during employment and at any time thereafter to competitors and/or to other outsiders as a recruitment source for possibly hiring away Company personnel. All employees without access to the Company’s personnel information are prohibited from disclosing that information if that information is taken without authorization from confidential Company documents, electronic records or other secret sources.

The above information is the property of the Company and should be kept strictly confidential. You may not disclose any such information to any third party without the permission of the CCO or another officer of the Company, except for a purpose properly related to the business of the Company or a client of the Company (such as to a client’s independent accountants or administrator). Prior to disclosing any client information listed above to a third party, the Company must first obtain a representation from such third party that the third party’s collection, processing, storage and transmission of such information is in accordance with all privacy, data security, direct marketing, consumer protection and workplace privacy laws, rules and regulations of the United States and any applicable state or other jurisdiction in which any client for whom such Personal Information is provided is resident.

It is your responsibility to take all appropriate actions to safeguard all confidential business information about the Company and all non-public information about the Company’s clients. Care should be taken that such information is secure at all times. For example, access to files containing material, non-public information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

You may not make unauthorized copies of confidential business information about the Company and all non-public information about the Company’s clients. Upon termination of your employment with the Company, you must return to the Company all confidential Company or client information (and all copies thereof in any media) in your possession or under your control.

All relevant breaches and attempted breaches of the information safeguards described above should be reported to and reviewed by the COO. Any responsive action taken in connection with any incident involving a breach of security will be documented, a post- incident review of events will be conducted, and necessary changes will be made to business practices relating to protection of personal information.

In order to protect the confidential information of clients and comply with privacy laws and regulations, the Company has adopted formal written Privacy Policies and Procedures. You must familiarize yourself with and strictly adhere to the Company’s Privacy Policies and Procedures.

You may not provide or make available any confidential information about the Company or its clients to the media or over the Internet. Any inquiry by the media should be reported immediately to the CCO or Principal Investment Officers who will respond appropriately.

Any doubts about the confidentiality of information should be resolved in favor of confidentiality. You should consult the CCO for guidance on specific cases.

If you violate this policy, you may be subject to disciplinary action, including possible discharge, whether or not you benefit from the disclosed information. You may also be subject to civil liability or criminal penalties. If you breach this policy, or threaten to commit a breach, in addition to any rights and remedies available to the Company and/or its clients under law, the Company and/or a client may seek to enjoin you from any violation.

Responsible Person: CCO. The Director of Marketing will ensure that a privacy notice is sent to each client at the time of initial investment and annually thereafter (if required).

23.	LITIGATIONS; INVESTIGATIONS; INQUIRIES

Any lawsuit against the Company should be immediately brought to the attention of the CCO upon receipt of service or other notification of the pending action.

You must advise the CCO immediately if you become involved in or threatened with any litigation, arbitration, investigation or proceeding of any kind, or if you are subject to any judgment, order or arrest, or if you are contacted by any regulatory authority, whether by letter, telephone, e-mail or in any other way.

You should immediately notify the CCO upon receipt of a subpoena or other request for information from any governmental entity, regulatory agency, court or lawyer, for information relating to any matter in any litigation, arbitration, investigation or other proceeding, or receipt of a garnishment lien or judgment against the Company or any of its clients or employees. The CCO will determine the appropriate response in consultation with outside legal counsel as appropriate.

All inquiries, notices of examination or inspection, and requests for information, from any governmental agency or self-regulatory organization concerning the Company should be sent to the CCO upon receipt. The intention behind this policy is to ensure that the Company responds in a consistent and uniform basis to all regulatory inquiries.

Regulatory inquiries may be received by mail, telephone, facsimile or personal visit. In the case of a personal visit, demand may be made for the immediate production or inspection of documents. While any telephone or personal inquiry should be handled in a courteous manner, the caller or visitor should be informed that a response requires the approval of the CCO. In the case of a personal visit, the visitor should be asked to wait briefly while you obtain appropriate guidance on how to deal with the matter. In the case of a telephone inquiry, the caller should be informed that his or her call will be promptly returned. Letter inquiries should be forwarded to the CCO for response.

Under no circumstances should any documents, materials or information be released without prior approval of the CCO or the Company’s outside legal counsel. You should not have substantive discussions with any regulatory personnel without prior consultation with the CCO or the Company’s outside legal counsel. This policy is standard industry practice and should not evoke adverse reaction from any experienced regulatory personnel.

Responsible Person: CCO

24.	DISCIPLINARY MATTERS

You must notify the CCO immediately in the event of any “reportable event.” A reportable event occurs when you:

•

violate any provision of any securities law or regulation or any agreement with or rule or standard of any government agency, self-regulatory organization or business or professional organization, or have engaged in conduct which is inconsistent with just and equitable principles of trade or detrimental to the interests or welfare of the exchanges;

•	violate any provision of this Manual;

•	are the subject of any written customer complaint involving allegations of theft or misappropriation of funds or securities or forgery;

•	are named as a defendant or respondent in any proceeding brought by a regulatory or self-regulatory body;

•

are denied registration, expelled, enjoined, directed to cease and desist, suspended or otherwise disciplined by any securities, insurance or commodities industry regulatory or self-regulatory organization;

•	are denied membership or continued membership in any self-regulatory organization, or are barred from becoming associated with any member or member organization of any self-regulatory organization;

•	are arrested, arraigned, indicted or convicted of or plead guilty to or plead no contest to any criminal offense (other than minor traffic violations);

•

are a director, controlling stockholder, partner, officer or sole proprietor or an associated person with a broker, dealer or insurance company which was suspended, expelled or had its registration denied or revoked by any agency, jurisdiction or organization or are associated in such a capacity with a bank, trust company or other financial institution which was convicted of or pleaded no contest to any felony or misdemeanor;

•	are a defendant or respondent in any securities or commodities-related civil litigation or arbitration which has been disposed of by judgment, award or settlement for an amount exceeding $15,000;

•	are the subject of any claim for damages by a customer, broker or dealer which is settled for an amount exceeding $15,000.

If you do not properly notify the CCO immediately following the occurrence of an incident described above, you may be subject to disciplinary action, up to and including termination.

Where required, the Company will be responsible for notifying the appropriate authorities of the occurrence of such event.

In order to permit the Company to accurately respond to Item 11 of Form ADV Part 1, the Company will periodically circulate questionnaires (a “Form ADV Questionnaire”) to each employee (other than non-executive employees performing only clerical, administrative, support or similar functions). See “Annex F” for the Form ADV Questionnaire.

Responsible Person: CCO

25.	WHISTLEBLOWER POLICY (REPORTING POSSIBLE MISCONDUCT)

The Company places the highest priority on maintaining an environment that encourages compliance with all applicable laws, especially securities laws. Each employee is required to report immediately any possible violation of the Company’s policies and procedures, any violation of applicable law, or any other illegal or improper activity in connection with the Company’s business or operations that the employee believes has occurred, is ongoing, or is about to occur. The Company has established the following procedures (commonly referred to as “whistleblower procedures”) to facilitate the receipt of and response to any such reports of possible misconduct. In addition, the Company does not prohibit an employee from reporting any possible violations to the SEC or any other applicable governmental agency or regulatory authority.

An employee must act in good faith in making a report of possible misconduct, and must have reasonable grounds for believing that that misconduct has occurred, is ongoing, or is about to occur. A false allegation made by an employee who knows that the allegation is false is considered a serious offense and may be subject to disciplinary action that may include termination of employment.

The Company recognizes the importance of keeping the identity of any employee making a report of possible misconduct strictly confidential to the extent possible under the circumstances. The Company will attempt to manage appropriately all reports of possible misconduct in a timely and professional manner, confidentially and without retaliation. Upon receiving a report of misconduct, the CCO will review the information and consider all appropriate actions to address the report, which may include conducting additional investigation, involving internal or outside counsel, accounting firms or other personnel or third parties. The CCO will determine whether and to what extent to investigate the issues raised in the report.

No employee who in good faith reports conduct that the employee believes to be improper will experience retaliation, harassment, or unfavorable or adverse employment consequences solely as a result of making such a report. Any employee who retaliates against another employee making such a report may be subject to disciplinary action, which may include termination of employment. Any employee who believes that he or she has been subject to retaliation or reprisal as a result of making such a report should report such action to the CCO, or to senior management, in the event that the concern relates to the CCO.

Responsible Person: CCO

26.	NEW EMPLOYEES

A.	Introduction

It is the Company’s goal to hire only those individuals whose background demonstrates trust, honesty and the competency to carry out the duties for which they are being hired. In an attempt to realize this goal, a set of procedures regarding hiring practices has been adopted by the Company. These procedures apply to all employees.

B.	Employment Application and Employment Contracts

Each person hired by the Company must complete and sign an Employment Application.

C.	Compliance Manual

All new employees will receive a copy of this Manual. Employees must familiarize themselves with the contents. Each Employee must acknowledge compliance with this section.

D.	Documentation Establishing Identity and Eligibility to Work in the United States

The Company will verify the identity and employment eligibility of employees to work in the United States. Employees are required to complete an I-9 Form within three days of employment and to provide documentation that establishes their identity and legal right to work in the United States. In addition, the Company may verify:

•	Work History: Dates of employment, positions held, specific job duties, job performance, reasons for leaving, and eligibility for rehire.

•	Personal References: To assess an individual’s character both on and off the job, professional and personal references may be requested and checked.

•

Background Check: In order to identify any items relating to an individual’s regulatory disciplinary history, all new employees may be subject to a background check and may be required to complete a Background Questionnaire (FINRA Form U-4 or equivalent).

•	Education: The Company may verify the highest level of education achieved, dates of attendance, and grades.

•

Rule 506 Compliance: Any employee who constitutes a “Covered Person” must complete a Rule 506 Questionnaire (attached as Annex E) (as such terms are defined above under “Private Placement of Funds (Securities Law Restrictions).”

•

Political Contributions: Any employee who constitutes a “Covered Associate” must disclose any political contributions made to any “Public Official” within the six-month period prior to commencement of employment with the Company (as such terms are defined under above under “Political Contributions”).

Responsible Person: CCO

27.	EQUAL EMPLOYMENT OPPORTUNITY AND ANTI-HARASSMENT

A.	Equal Employment Opportunity; Diversity Policies and Practices

Equal Employment Opportunity has been, and will continue to be, a fundamental principle at the Company, where employment is based upon personal capabilities and qualifications without discrimination because of race, color, religious creed, sex, age, national origin, ancestry, present or past history of mental disability, mental retardation, learning disability, physical disability, marital status, pregnancy, genetic information, sexual orientation, or any other protected characteristic as established by law.

This policy of Equal Employment Opportunity applies to all policies and procedures relating to recruitment and hiring, compensation, benefits, termination, and all other terms and conditions of employment.

Appropriate disciplinary action may be taken against any employee willfully violating this policy.

B.	Non-Discrimination and Anti-Harassment

The Company is committed to a work environment in which all individuals are treated with due respect. Each individual has the right to work in an atmosphere that prohibits unlawful discriminatory practices, including harassment. Therefore, the Company expects that all relationships among persons in the workplace will be free of illegal bias, prejudice, and harassment.

C.	Definitions of Harassment

•

Sexual harassment constitutes discrimination and is illegal under federal, state, and local laws. For the purposes of this policy, sexual harassment is defined, as in the Equal Employment Opportunity Commission Guidelines, as unwelcome sexual advances, requests for sexual favors and other verbal or physical conduct of a sexual nature when, for example: (i) submission to such conduct is made either explicitly or implicitly a term or condition of an individual’s employment; (ii) submission to or rejection of such conduct by an individual is used as the basis for employment decisions affecting such individual; or (iii) such conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, hostile, or offensive working environment.

•

Harassment on the basis of any other protected characteristic is also strictly prohibited. Under this policy, harassment is verbal or physical conduct that denigrates or shows hostility or aversion toward an individual because of his/her race, color, religious creed, sex, age, national origin, ancestry, present or past history of mental disability, mental retardation, learning disability, physical disability, marital status, pregnancy, genetic information, sexual orientation, or any other protected characteristic as established by law, or that of his/her relatives, friends or associates, and that: (i) has the purpose or effect of creating an intimidating, hostile or offensive work environment; (ii) has the purpose or effect of unreasonably interfering with an individual’s work performance; or (iii) otherwise adversely affects an individual’s employment opportunities.

D.	Individuals and Conduct Covered

These policies apply to all applicants and employees, and prohibit harassment, discrimination, and retaliation whether engaged in by, or directed at, employees, supervisors, or managers, or even someone not directly connected to the Company (e.g., an outside vendor, consultant or customer).

Conduct prohibited by these policies is unacceptable in the workplace and in any work-related setting outside the workplace, such as during business trips, business meetings, and business-related social events.

E.	Retaliation Is Prohibited

The Company prohibits retaliation against any individual who reports discrimination or harassment or participates in an investigation of such reports. Retaliation against an individual for reporting harassment or discrimination or for participating in an investigation of a claim of harassment or discrimination is a serious violation of this policy and, like harassment or discrimination itself, may cause the offender to be subject to disciplinary action.

F.	Reporting an Incident of Harassment, Discrimination, or Retaliation

The Company strongly urges the reporting of all incidents of discrimination, harassment, or retaliation, regardless of the offender’s identity or position. Individuals who believe they have experienced conduct that they believe is contrary to the Company’s policies or who have concerns about such matters should file their complaints with either the CCO or the Principal Investment Officers. Such complaints should be filed before the conduct becomes severe or pervasive.

Early reporting and intervention have proven to be the most effective method of resolving actual or perceived incidents of harassment. Therefore, while no fixed reporting period has been established, the Company strongly urges the prompt reporting of complaints or concerns so that rapid and constructive action can be taken. The Company will make every effort to stop alleged harassment before it becomes severe or pervasive, but can only do so with the cooperation of their staff/employees.

The availability of this complaint procedure does not preclude individuals who believe they are being subjected to harassing conduct from promptly advising the offender that his or her behavior is unwelcome and requesting that it be discontinued.

G.	Investigation

Any reported allegations of harassment, discrimination, or retaliation will be investigated promptly, thoroughly, and impartially. The investigation may include individual interviews with the parties involved and, where necessary, with individuals who may have observed the alleged conduct, or may have other relevant knowledge.

Confidentiality will be maintained throughout the investigatory process to the extent consistent with adequate investigation and appropriate corrective action.

H.	Responsive Action

Misconduct constituting harassment, discrimination, or retaliation will be dealt with promptly and appropriately. Responsive action may include, for example, training, referral to counseling, monitoring of the offender, and/or disciplinary action such as warning, reprimand, withholding of a promotion or pay increase, reduction of wages, demotion, reassignment, temporary suspension without pay, or termination, as the Company believes appropriate under the circumstances.

Individuals who have questions or concerns about these policies should speak with the CCO.

Finally, these policies should not, and may not, be used as a basis for excluding or separating individuals of a particular gender, or any other protected characteristic, from participating in business or work-related social activities or discussions in order to avoid allegations of harassment. The law and the Company’s policies prohibit disparate treatment on the basis of sex or any other protected characteristic, with regard to terms, conditions, privileges, and perquisites of employment. The prohibitions against harassment, discrimination, and retaliation are intended to complement and further these policies, not to form the basis of an exception to them.

Responsible Person: CCO